PROSPECTUS SUPPLEMENT NO. 9

   Filed Pursuant to Rule 424(b)(3)

(To Prospectus Dated June 25, 2008)

         Registration No. 333-139119

_____________________________________

BROADCAST INTERNATIONAL, INC.

2,467,059 Shares of Common Stock

_____________________________________

This prospectus supplement amends and supplements our prospectus dated June 25, 2008 relating to 2,467,059 shares of our common stock that may be offered and sold from time to time for the account of the selling shareholders identified in the prospectus.  You should read this prospectus supplement in conjunction with the prospectus and any prior prospectus supplement(s).

This prospectus supplement is qualified in its entirety by reference to the prospectus and any prior prospectus supplement(s), except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any prior prospectus supplement(s).  The prospectus and any prior prospectus supplement(s) are to be delivered by the selling shareholders to prospective purchasers along with this prospectus supplement.

This prospectus supplement includes our attached Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on  May 8, 2009.

THIS INVESTMENT INVOLVES SIGNIFICANT RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

You should rely only on the information contained in this prospectus supplement and the prospectus, including any prior prospectus supplement(s).  We have not authorized anyone to provide you with information different from that contained or referred to in this prospectus supplement or the prospectus, including any prior prospectus supplement(s).  This prospectus supplement and the prospectus, including any prior prospectus supplement(s), do not constitute an offer of these securities in any jurisdiction where an offer and sale is not permitted.  The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, INCLUDING ANY PRIOR PROSPECTUS SUPPLEMENT(S).  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_____________________________________

The date of this prospectus supplement is May19, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-Q

☒

Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended March 31, 2009

OR

☐

Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from ________ to ________

Commission File No.0-13316

BROADCAST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Utah	87-0395567
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

7050 Union Park Ave. #600, Salt Lake City, Utah 84047

(Address of principal executive offices and zip code)

(801) 562-2252

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes  ☒     No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Date File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during  the preceding g 12 months (or for such shorter period that the registrant was required to post such files) Yes  ☒     No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of  “large accelerated filer,”  “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer   ☒ Accelerated filer    ☐ Non-accelerated filer    ☐  Smaller reporting company

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act)  Yes   ☐    No   ☒

Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date:

Class	Outstanding as of April 20, 2009
Common Stock, $.05 par value	38,931,760 shares

Broadcast International, Inc.

Form 10-Q

Table of Contents

Part I - Financial Information

Page

            Item 1.   Financial Statements

3

            Item 2.   Management’s Discussion and Analysis of Financial Condition

                          and Results of Operations

20

            Item 3.   Quantitative and Qualitative Disclosures about Market Risk

26

            Item 4   Controls and Procedures

27

Part II -Other Information

            Item 1.   Legal Proceedings

 27

            Item 1A. Risk Factors

 27

            Item 2.   Unregistered Sales of Equity Securities and Use of Proceeds

27

            Item 3.   Defaults Upon Senior Securities

27

            Item 4.   Submission of Matters to a Vote of Security Holders

27

            Item 5.   Other Information

28

            Item 6.   Exhibits

28

Signatures

30

Item 1. Financial Information

BROADCAST INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2008	2009
		(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$3,558,336	$2,830,283
Trade accounts receivable, net	357,221	230,355
Inventory	28,118	20,217
Prepaid expenses	209,636	221,994

Total current assets	4,153,311	3,302,849

Property and equipment, net	2,378,615	2,309,008

Other assets
Debt offering Costs	906,525	791,774
Patents, net	185,190	183,276
Long-term investments	2,416,235	2,370,646
Deposits and other assets	9,058	9,058

Total other assets	3,517,008	3,354,754

Total assets	$10,048,934	$8,966,611

See accompanying notes to consolidated financial statements.

BROADCAST INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,	March 31,
	2008	2009
LIABILITIES:		(Unaudited)
Current liabilities
Accounts payable	$893,130	$619,985
Payroll and related expenses	380,162	385,838
Other accrued expenses	541,435	151,592
Unearned revenue	428	3,333
Current debt obligations (net of discount of $274,188 and
$190,854, respectively)	725,812	809,146
Other current obligations	3,236	3,317
Derivative valuation	4,549,500	1,197,900

Total current liabilities	7,093,703	3,171,111

Long-term liabilities
Convertible debt (net of $8,269,931 and $5,822,106
discount, respectively)	6,730,069	9,515,394
Other long-term obligations	6,937	6,070

Total liabilities	13,830,709	12,692,575

Commitments and contingencies

STOCKHOLDERS’ DEFICIT:
Preferred stock, no par value, 20,000,000 shares
authorized; none issued	-	-
Common stock, $.05 par value, 180,000,000 shares
authorized; 38,761,760 and 38,871,760 shares issued as
of December 31, 2008 and March 31, 2009, respectively	1,938,088	1,943,588
Additional paid-in capital	74,727,642	75,426,001
Accumulated deficit	(80,447,505)	(81,095,553)

Total stockholders’ deficit	(3,781,775)	(3,725,964)

Total liabilities and stockholders’ deficit	$10,048,934	$8,966,611

See accompanying notes to consolidated financial statements.

BROADCAST INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended March 31,
	2008	2009

Net sales	$1,187,392	$376,089

Cost of sales	1,060,244	419,476

Gross profit (loss)	127,148	(43,387)

Operating expenses:
Administrative and general	1,534,181	1,058,239
Selling and marketing	246,192	117,017
Research and development	773,787	1,002,003
Depreciation and amortization	79,048	186,367

Total operating expenses	2,633,208	2,363,626

Total operating loss	(2,506,060)	(2,407,013)

Other income (expense):
Interest income	162,619	8,860
Interest expense	(1,501,792)	(1,602,378)
Gain on derivative valuation	6,009,063	3,351,600
Gain on securities available for sale	--	4,411
Loss on sale of assets	--	(1,093)
Other expense	(4,847)	(2,435)

Total other income (expense)	4,665,043	1,758,965

Income (loss) before income taxes	2,158,983	(648,048)

Provision for income taxes	--	--

Net Income (loss)	$2,158,983	$(648,048)

Net income (loss) per share – basic	$0.06	$(0.02)

Net income (loss) per share – diluted	$0.05	$(0.02)

Weighted average shares – basic	38,139,100	38,849,100

Weighted average shares – diluted	43,762,197	38,849,100

See accompanying notes to consolidated financial statements.

BROADCAST INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,
	2008	2009
Cash flows from operating activities:

Net income (loss)	$2,158,983	$(648,048)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	83,441	192,970
Common stock issued for services	54,600	--
Common stock issued for in process research and development	19,667	135,000
Accretion of discount on convertible notes payable	1,131,916	1,131,159
Capitalized interest on convertible note	--	337,500
Stock based compensation	188,471	158,359
Loss on sale of assets	--	1,093
Derivative liability valuation	(6,009,063)	(3,351,600)
Extinguishment of debt	6,056	--
Gain on sale of securities available for sale	--	(4,411)
Allowance for doubtful accounts	56,232	(14,185)
Changes in assets and liabilities:
Accounts receivable	(263,657)	141,051
Inventories	5,876	7,901
Debt offering costs	116,808	114,751
Prepaid and other assets	661,070	8,701
Accounts payable and accrued expenses	(26,958)	(242,045)
Deferred revenues	(61,922)	2,905

Net cash used in operating activities	(1,878,480)	(2,028,899)

Cash flows from investing activities:

Purchase of equipment	(592,845)	(209,269)
Purchase of available-for-sale securities	(11,600,000)	--
Proceeds from the sale of available-for-sale securities	--	50,000
Proceeds from sale of assets	--	2,401

Net cash used in investing activities	(12,192,845)	(156,868)

Cash flows from financing activities:

Proceeds from the exercise of warrants	750,000	58,500
Principal payments on debt	--	(786)
Proceeds from subscription receivable	25,000	--
Proceeds from the exercise of options	750	--
Loan proceeds	--	1,400,000

Net cash provided by financing activities	775,750	1,457,714

Net decrease in cash and cash equivalents	(13,295,575)	(728,053)

Cash and cash equivalents, beginning of period	16,598,300	3,558,336

Cash and cash equivalents, end of period	$3,302,725	$2,830,283

See accompanying notes to consolidated financial statements.

BROADCAST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

March 31, 2009

Note 1 – Basis of Presentation

In the opinion of management, the accompanying unaudited condensed consolidated financial statements of Broadcast International, Inc. (“we” or the “Company”) contain the adjustments, all of which are of a normal recurring nature, necessary to present fairly our financial position at December 31, 2008 and March 31, 2009 and the results of operations for the three months ended March 31, 2008 and 2009, respectively, with the cash flows for each of the three month periods ended March 31, 2008 and 2009, in conformity with U.S. generally accepted accounting principles.

These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2008.  Operating results for the three months ended March 31, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.

Note 2 - Reclassifications

Certain 2008 financial statement amounts have been reclassified to conform to 2009 presentations.

Note 3 – Weighted Average Shares

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year, plus the dilutive common stock equivalents that would rise from the exercise of stock options, warrants and restricted stock units outstanding during the year, using the treasury stock method and the average market price per share during the year.

As we experienced a net loss during the three months ended March 31, 2009, no common stock equivalents have been included in the diluted earnings per common share calculation as the effect of such common stock equivalents would be anti-dilutive.

The following table sets forth the computation of basic and diluted net income per share for March 31, 2009 and 2008:

	Three Months Ended March 31,
	2009	2008

Net income (loss)	$(648,048)	$2,158,983

Basic weighted average shares outstanding	38,849,100	38,139,100
Effect of dilutive securities:
Stock options and warrants	-	5,623,097

Dilutive weighted average shares outstanding	38,849,100	43,762,197

Net income (loss) per share
Basic	$(0.02)	$0.06
Diluted	$(0.02)	$0.05

Options and warrants to purchase 13,946,375 and 15,780,465, shares of common stock at prices ranging from $.02 to $45.90 per share were outstanding at March 31, 2009 and 2008, respectively and 585,000 restricted stock units were outstanding at March 31, 2009. Furthermore, the Company had convertible debt that was convertible into 3,480,557 and 3,418,961 shares of common stock at March 31, 2009 and 2008, that was excluded from the calculation of diluted earnings per share because the effect was anti-dilutive.

Note 4 – Stock-based Compensation

Beginning on January 1, 2006, we began accounting for stock-based compensation under the provisions of Financial Accounting Standards No. 123R (revised 2004), “Share-Based Payment” (FAS 123R), which requires the recognition of the fair value of stock-based compensation. We have used the modified prospective application. Under the fair value recognition provisions for FAS 123R, stock-based compensation cost is estimated at the grant date, based on the estimated fair value of the awards, and recognized as expense ratably over the requisite service period of the award for awards expected to vest.

Stock Incentive Plans

Under the Broadcast International, Inc. 2004 Long-term Incentive Plan 2004 Plan (the “2004 Plan”), the board of directors may issue incentive stock options to employees and directors and non-qualified stock options (warrants) to consultants of the company.  Options generally may not be exercised until twelve months after the date granted and expire ten years after being granted. Options granted vest in accordance with the vesting schedule determined by the board of directors, usually ratably over a three-year vesting schedule upon anniversary date of the grant.  Should an employee terminate before the vesting period is completed, the unvested portion of each grant is forfeited. We have used the Black-Scholes valuation model to estimate fair value of our stock-based awards, which requires various judgmental assumptions including estimated stock price volatility, forfeiture rates, and expected life.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The number of remaining stock options authorized under the 2004 Plan at March 31, 2009 was 935,098.

The Broadcast International, Inc. 2008 Equity Incentive Plan (the “2008 Plan”)has become our primary plan for providing stock-based incentive compensation to our eligible employees and non-employee directors and consultants of the company. The provisions of the 2008 Plan are similar to the 2004 Plan except that the 2008 Plan allows for the grant of share equivalents such as restricted stock awards, stock bonus awards, performance shares and restricted stock units in addition to non-qualified and incentive stock options. We continue to maintain and grant awards under our 2004 Plan which will remain in effect until it expires by its terms. The number of shares of common stock reserved for issuance under the 2008 Plan was 3,415,000 at March 31, 2009.

Stock Options

In connection with the adoption of SFAS No. 123R, we estimate the fair value of stock option awards granted beginning January 1, 2006 using the Black-Scholes option-pricing model. We then amortize the fair value of awards expected to vest on a straight-line basis over the requisite service periods of the awards, which is generally the period from the grant date to the end of the vesting period. The Black-Scholes valuation model requires various judgmental assumptions including the estimated volatility, risk-free interest rate and expected option term.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The risk-free interest rate was based on the yield curve of a zero-coupon U.S. Treasury bond on the date the stock option award was granted with a maturity equal to the expected term of the stock option award. The expected option term is derived from an analysis of historical experience of similar awards combined with expected future exercise patterns based on several factors including the strike price in relation to the current and expected stock price, the minimum vest period and the remaining contractual period.

The fair values for the options granted for the three months ended March 31, 2009 and 2008 were estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Three Months Ended March 31,
	2009	2008
Risk free interest rate	2.77%	3.69%
Expected life (in years)	10.0	10.0
Expected volatility	80.47%	76.97%
Expected dividend yield	0.00%	0.00%

The weighted average fair value of options granted during the years ended March 31, 2009 and 2008, was $1.27 and $2.61, respectively.

Net loss for the three months ended March 31, 2009 and 2008 includes $158,359 and $188,471, respectively, of non-cash stock-based compensation expense. Restricted stock units and options issued to directors vest immediately. All other restricted stock units, options and warrants are subject to applicable vesting schedules. Expense is recognized proportionally as each award or grant vests.

Included in the $158,359 for the three months ended March 31, 2009 is (i) $3,028 for the vested portion of 25,000 options granted to three employees, (ii) $235,331 resulting from the vesting of unexpired options and warrants issued prior to January 1, 2009, and (iii) $80,000 valuation credit related to 125,000 restricted stock units awarded to six members of the board of directors, and 35,000 restricted stock units awarded to two consultants of the company for services rendered in 2007 and 2008 awarded in 2009. At December 31, 2008 a $352,000 liability was recorded for the value of the above mentioned restricted stock units, at February 16, 2009, the award date, and the value was $272,000 resulting in an $80,000 expense credit.

Included in the $188,471 for the three months ended March 31, 2008 is (i) $22,145 for the vested portion of 286,500 options granted to eight employees, (ii) $182,215 resulting from the vesting of unexpired options and warrants issued prior to January 1, 2008, (iii) ($15,889) credit for recovery of previously recorded expense of vested options forfeited during the period.

The impact on our results of operations for recording stock-based compensation under FAS 123R for the three months ended March 31, 2009 and 2008 are as follows:

	2009	2008

General and administration	$83,534	$103,581
Research and development in process	74,825	84,890

Total	$158,359	$188,471

Due to unexercised options and warrants outstanding at March 31, 2009, we will recognize an aggregate total of $1,258,598 of compensation expense over the next four years for employees and consultants as a result of the adoption of FAS 123R based upon option and warrant award vesting parameters as shown below:

2009	$667,527
2010	472,793
2011	117,998
2012	280

Total	$1,258,598

The following unaudited tables summarize option and warrant activity during the three months ended March 31, 2009.

	Options And Warrants Outstanding	Weighted Average Exercise Price

Outstanding at December 31, 2008	14,943,393	2.20
Options granted	25,000	1.53
Warrants issued	--	--
Expired	(457,500)	1.11
Forfeited	(514,518)	1.10
Exercised	(50,000)	1.17

Outstanding at March 31, 2009	13,946,375	$2.27

The following table summarizes information about stock options and warrants outstanding at March 31, 2009.

	Outstanding			Exercisable
		Weighted Average Remaining	Weighted Average		Weighted Average
Range of Exercise Prices	Number Outstanding	Contractual Life (years)	Exercise Price	Number Exercisable	Exercise Price
$0.02-0.04	1,264,495	1.07	$0.03	1,264,495	$0.03
0.33-0.95	1,664,299	5.60	0.72	1,580,966	0.71
1.06-6.25	11,014,381	2.64	2.76	10,538,548	2.75
9.50-11.50	1,600	2.92	10.50	1,600	10.50
36.25-45.90	1,600	1.42	41.08	1,600	41.08
$0.02-45.90	13,946,375	2.85	$2.27	13,387,209	$2.26

Restricted Stock Units

For the three months ended March 31, 2009, 160,000 restricted stock units were awarded. The cost of restricted stock units is determined using the fair value of our common stock on the date of the grant and compensation expense is recognized in accordance with the vesting schedule.  All of the restricted stock units vested during the three months ended March 31, 2009.

The following is a summary of restricted stock unit activity for the three months ended March 31, 2009:

	Restricted Stock Units	Weighted Average Grant Date Fair Value

Outstanding at January 1, 2009	425,000	$ 2.40
Awarded at fair value	160,000	1.70
Canceled/Forfeited	--	--
Outstanding at March 31, 2009	585,000	$ 2.21
Vested at March 31, 2009	585,000	$ 2 21

For the three months ended March 31, 2009, we recognized an $80,000 valuation credit of (i) $59,500 for 125,000 restricted stock units which had been awarded to five directors for services rendered in 2007 with a value of

$275,000 at December 31, 2008 and with a value of $212,500 on February 16, 2009 and (ii) $17,500 for 35,000 restricted stock units which had been awarded to two consultants of the company for services rendered in 2008 with a value of $77,000 on December 31, 2008 and with a value of $59,500 on February 16, 2009.

The offset for the aggregate expense of $352,000 at December 31, 2008 for all restricted stock units awarded on February 16, 2009 for services rendered prior to December 31, 2008 was included in accrued liabilities at December 31, 2008. Settlement restrictions on the units awarded to board members allow for settlement on the date service with the Company terminates. Settlement restrictions on the units awarded to the consultants require settlement any time after January 2, 2010. The Committee may in accordance with the 2008 Plan, accelerate the expiration of the restrictive period as to some or all of these units mentioned above.

Note 5 - Significant Accounting Policies

Cash and Cash Equivalents

We consider all cash on hand and in banks, and highly liquid investments with maturities of three months or less, to be cash equivalents. At March 31, 2009 and December 31, 2008, we had bank balances in the excess of amounts insured by the Federal Deposit Insurance Corporation. We have not experienced any losses in such accounts, and believe we are not exposed to any significant credit risk on cash and cash equivalents.

Current financial market conditions have had the effect of restricting liquidity of cash management investments and have increased the risk of even the most liquid investments and the viability of some financial institutions.  We do not believe, however, that these conditions will materially affect our business or our ability to meet our obligations or pursue our business plans.

Account Receivables

Trade account receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

Included in our $230,355 and $357,221 net accounts receivable for the three months ended March 31, 2009 and the year ended December 31, 2008, respectively, were (i) $268,075 and $437,955 for billed trade receivables, respectively; (ii) $37,760 and $12,856 of unbilled trade receivables, respectively; and (iii) $75,480 and $93,590 for allowance for uncollectible accounts, respectively.

Inventories

Inventories consisting of electrical and computer parts are stated at the lower of cost or market determined using the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property, generally from three to five years.  Repairs and maintenance costs are expensed as incurred except when such repairs significantly add to the useful life or productive capacity of the asset, in which case the repairs are capitalized.

Patents and Intangibles

Patents represent initial legal costs incurred to apply for United States and international patents on the CodecSys technology, and are amortized on a straight-line basis over their useful life of approximately 20 years.  We have filed several patents in the United States and foreign countries. As of March 31, 2009, the United States Patent and Trademark Office had approved four patents.  Additionally, seven foreign countries had approved patent rights.  While we are unsure whether we can develop the technology in order to obtain the full benefits, the patents themselves hold value and could be sold to companies with more resources to complete the development. On-going legal expenses incurred for patent follow-up have been expensed from July 2005 forward.

Amortization expense recognized on all patents totaled $1,915 and $935 for the three months ended March 31, 2009 and 2008, respectively.

Estimated amortization expense, if all patents were issued at the beginning of 2009, for each of the next five years is as follows:

Year ending December 31:
2009	$ 12,113
2010	12,113
2011	12,113
2012	12,113
2013	11,740

Long-Lived Assets

We review our long-lived assets, including patents, annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future un-discounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, then the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.  Fair value is determined by using cash flow analyses and other market valuations.

Income Taxes

We account for income taxes in accordance with the asset and liability method of accounting for income taxes prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled.

Revenue Recognition

We recognize revenue when evidence exists that there is an arrangement between us and our customers, delivery of equipment sold or service has occurred, the selling price to our customers is fixed and determinable with required documentation, and collectability is reasonably assured. We recognize as deferred revenue, payments made in advance by customers for services not yet provided.

When we enter into a multi-year contract with a customer to provide installation, network management, satellite transponder and help desk, or combination of these services, we recognize this revenue as services are performed and as equipment is sold.  These agreements typically provide for additional fees, as needed, to be charged if on-site visits are required by the customer in order to ensure that each customer location is able to receive network communication. As these on-site visits are performed the associated revenue and cost are recognized in the period the work is completed. If we install, for an additional fee, new or replacement equipment to an immaterial number of new customer locations, and the equipment immediately becomes the property of the customer, the associated revenue and cost are recorded in the period in which the work is completed.

Research and Development

Research and development costs are expensed when incurred.  We expensed $1,002,003 and $773,787 of research and development costs for the three months ended March 31, 2009 and 2008, respectively.

Concentration of Credit Risk

Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of trade accounts receivable. In the normal course of business, we provide credit terms to our customers. Accordingly, we perform ongoing credit evaluations of our customers and maintain allowances for possible losses which, when realized, have been within the range of management’s expectations.

For the three months ended March 31, 2009 we had 3 customers that individually constituted 10% or more of our total revenues, which represented 17%, 15% and 11% of our revenues, respectively.  For the three months ended March 31, 2008 we had 3 customers that individually constituted 10% or more of our total revenues, which represented 22%, 19% and 19% of our revenues, respectively. The customers in 2009 are not the same customers as in 2008.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Note 6 – Notes Payable

The recorded value of our notes payable for the three months ended March 31, 2009 and year ended December 31, 2008 was as follows:

	December 31, 2008	March 31, 2009

Senior Secured 6.25% Convertible Note	$6,730,069	$8,115,394
Unsecured Convertible Note	725,812	809,146
Auction Rate Preferred Securities Secured Note	--	1,400,000
Total	7,455,881	10,324,540
Less Current Portion	(725,812)	(809,146)
Total Long-term	$6,730,069	$9,515,394

Auction Rate Preferred Securities Secured Note

On January 5, 2009 we received a $1,400,000 loan from the brokerage company that sold us our Auction Rate Preferred Securities (ARPS). This loan is subject to the terms and conditions contained in a promissory note and securities agreement with the brokerage company dated December 11, 2008. The loan is secured by the ARPS held by the company in an account at the brokerage company, and bears an interest rate equal to the federal funds rate (as quoted by Bloomberg) plus 1.75%. Interest accrues monthly and is payable on the fifth business day of every month. The principal and any accrued interest are immediately due upon demand by the Lender. However, due to the current illiquidity of the ARPS, we have classified both the ARPS and this note as non-current. We intend to use the proceeds from this financing to support our CodecSys commercialization and development and for general working capital purposes.

 Secured 6.25% Convertible Note

On December 24, 2007, we entered into a securities purchase agreement in which we raised $15,000,000 (less $937,000 of prepaid interest).  We intend to use the proceeds from this financing to support our CodecSys commercialization and development and for general working capital purposes.  Pursuant to the financing, we issued a senior secured convertible note in the principal amount of $15,000,000 which is due December 21, 2010 and bears interest at 6.25% per annum.  Interest for the first year was prepaid at closing.  Interest-only payments thereafter in the amount of $234,375 are due quarterly and commenced in April 2009.  Interest payments may be made through issuance of common stock or through capitalizing the interest as part of the loan in certain circumstances.  The note is convertible into 2,752,294 shares of our common stock at a conversion price of $5.45 per share, convertible any time during the term of the note.  We have granted a first priority security interest in all of our property and assets and of our subsidiaries to secure our obligations under the note and related transaction agreements.

In connection with the financing, the senior secured convertible note holder received warrants to acquire 1,875,000 shares of our common stock exercisable at $5.00 per share.  The warrants are exercisable any time for a five-year period beginning on the date of grant.  We also issued to the convertible note holder 1,000,000 shares of our common stock valued at $3,750,000 and incurred an additional $1,377,000 for commissions, finders fees and other transaction expenses, including the grant of a three-year warrant to purchase 112,500 shares of our common stock to a third party at an exercise price of $3.75 per share, valued at $252,000.  A total of $1,377,000 was included in debt offering costs and is being amortized over the term of the note.  The warrants and the embedded conversion feature and prepayment provision of the senior secured convertible notes have been accounted for as derivatives pursuant to EITF 00-19 and SFAS No. 133.

The $5.45 conversion price of the senior secured convertible note and the $5.00 exercise price of the warrants are subject to adjustment pursuant to standard anti-dilution rights.  These rights include (i) equitable adjustments in the event we effect a stock split, dividend, combination, reclassification or similar transaction; (ii) “weighted average” price protection adjustments in the event we issue new shares of common stock or common stock equivalents in certain transactions at a price less than the then current market price of our common stock; and (iii) “full ratchet” price protection adjustments in the event we issue new shares of common stock or common stock equivalents in certain transactions at a price less than $5.45 per share.

The conversion feature and the prepayment provision of the notes were accounted for as embedded derivatives and valued on the transaction date using a Black-Scholes pricing model.  The warrants were accounted for as derivatives and were valued on the transaction date using a Black-Scholes pricing model as well.  At the end of each quarterly reporting date, the values of the derivatives are evaluated and adjusted to current fair value.  The note conversion feature and the warrants may be exercised at any time and, therefore, have been reported as current liabilities.

As of March 31, 2009 and 2008, we recorded an aggregate derivative liability of $1,032,800 and $4,710,800, and derivative valuation gain of $2,750,100 and $3,909,300, to reflect the change in value of the aggregate derivate liability for the years ended December 31, 2008 and 2007, respectively.  The aggregate derivative liability of $1,032,800 included $357,800 for the note conversion feature and $675,000 for the warrants.  These values were calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate of 0.69% for the note and 1.41%for the warrants, (ii) expected life (in years) of 1.70 for the conversion feature and 3.7 for the warrants; (iii) expected volatility of 91.85% for the conversion feature and 86.35% for the warrants; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $1.18.

During the three months ended March 31, 2009 the principal value of $15,000,000 of the 6.25% senior secured convertible note was increased by $337,500 to $15,337,500 for interest capitalized rather than making a payment in cash. Capitalized interest is computed at 9%.  The original principal value of the note is being accreted over the term of the obligation, for which $1,047,825 was included in interest expense for the three months ended March 31, 2009 and 2008. The note bears a 6.25% annual interest rate payable quarterly and for the three months ended March 31, 2009 and 2008, $23,965 and $234,375, respectively was included in interest expense.  Additionally for the three months ended March 31, 2009, $314,062 ($337,500 offset by $23,438 note interest accrued in 2008) was included in interest expense for capitalized interest.  On December 21, 2007 we paid $937,500 as interest for the first year of the note and at March 31, 2008 had recorded $679,687 as prepaid interest.

Unsecured Convertible Note

On September 29, 2006, we entered into a letter of understanding with Triage Capital Management, or Triage, dated September 25, 2006.  The letter of understanding provided that Triage loan $1,000,000 to us in exchange for us entering into, on or prior to October 30, 2006, a convertible note securities agreement.  It was intended that the funding provided by Triage be replaced by a convertible note and accompanying warrants, as described below.  Effective November 2, 2006, we entered into securities purchase agreement, a 5% convertible note, a registration rights agreement, and four classes of warrants to purchase our common stock, all of which were with an individual note holder, the controlling owner of Triage, who caused our agreement with Triage to be assigned to him, which satisfied our agreement with Triage.

Pursuant to the securities purchase agreement, (i) we sold to the convertible note holder a three-year convertible note in the principal amount of $1,000,000 representing the funding received by us on September 29, 2006; (ii) the convertible note bears an annual interest rate of 5%, payable semi-annually in cash or shares of our common stock; (iii) the convertible note is convertible into shares of our common stock at a conversion price of $1.50 per share; and (iv) we issued to the convertible note holder four classes of warrants (A Warrants, B Warrants, C Warrants and D Warrants), which give the convertible note holder the right to purchase a total of 5,500,000 shares of our common stock as described below.  The A and B Warrants originally expired one year after the effective date of a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), to register the subsequent sale of shares received from exercise of the A and B Warrants. The C Warrants and D Warrants originally expired eighteen months and twenty four months, respectively, after the effective date of a registration statement to be filed under the Securities Act.  The A Warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.60 per share, the B Warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.75 per share, the C Warrants grant the convertible note holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $2.10 per share, and the D Warrants grant the convertible note holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $3.00 per share.

During the year ended December 31, 2007, the convertible note holder exercised 454,000 A Warrants at an exercise price of $1.60 per share providing $726,400 in funding to us. Additionally, we entered into an exchange agreement dated October 31, 2007 in which the convertible note holder received 650,000 shares of our common stock in exchange for cancellation of the C and the D Warrants.  The expiration date of the A Warrants and the B Warrants was extended from January 11, 2008 to December 3, 2008.

During the year ended December 31, 2008, the convertible note holder exercised 64,400 A Warrants at an exercise price of $1.60 per share providing $103,040 in funding to us. On December 31, 2008, the remaining 231,600 A Warrants and 750,000 B Warrants were unexercised and expired.

As of March 31, 2009 and 2008, we recorded an aggregate derivative liability of $153,300 and $2,194,400, and a derivative valuation gain of $573,400 and $1,954,300, respectively, to reflect the change in value of the aggregate derivate liability for the years ended December 31, 2008 and 2007, respectively.  The aggregate derivative liability of $153,300 for the conversion feature of the note was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.43%, (ii) expected life (in years) of 0.50; (iii) expected volatility of 99.82%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $1.18.

The principal value of $1,000,000 of the unsecured convertible note is being accreted over the term of the obligation, for which $83,334 was included in interest expense for the three months ended March 31, 2009 and 2008. The note bears a 5% annual interest rate payable semi-annually, and for the three months ended March 31, 2009 and 2008, $12,356 and $12,501, respectively, was included in interest expense.

Senior Secured 6% Convertible Notes

On May 16, 2005, we consummated a private placement of $3,000,000 principal amount of 6% senior secured convertible notes and related securities, including common stock warrants and additional investment rights, to four institutional funds.  The senior secured convertible notes were originally due May 16, 2008 and were originally convertible into 1,200,000 shares of our common stock at a conversion price of $2.50 per share.  On March 16, 2006, we entered into a waiver and amendment agreement (discussed below), which adjusted the conversion rate to $1.50 per share.  The warrants and the embedded conversion feature of the senior secured convertible notes have been accounted for as derivatives pursuant to EITF 00-19 and SFAS No. 133.

During the year ended December 31, 2008, an institutional fund third-party assignee converted the final $54,505 of the convertible notes into 36,337 shares of our common stock.

During the year ended December 31, 2008, three of the institutional funds exercised an aggregate of 500,000 of their A and B warrants at an exercise price of $1.50 providing $750,000 in funding to us.  As of December 31, 2008, there were 32,702 remaining warrants outstanding.

As of March 31, 2009 and 2008, we recorded an aggregate derivative liability of $11,800 and $53,000 and a derivative valuation gain of $28,100 and $145,463 to reflect the change in value of the aggregate derivate liability since December 31, 2008 and 2007, respectively.  The aggregate derivative liability for the outstanding warrants of $11,800 was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk-free interest rate of 0.57%; (ii) expected life (in years) of 1.10; (iii) expected volatility of 93.80%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $1.18.

The principal value of the senior secured convertible notes was converted during the three months ended March 31, 2008. Prior to conversion the outstanding principle value was being accreted over the term of the obligation, for which $757 was included in interest expense for the three months ended March 31, 2008.  The notes bore a 6% annual interest rate and for the three months ended March 31, 2008, $136 was included in interest expense.

Note 7 – Fair Value Measurements

We adopted SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”) as of January 1, 2008 for financial instruments measured at fair value on a recurring basis.  SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  SFAS 157 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).  These tiers include:

•

Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable

We measure certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at March 31, 2009:

			Significant
		Quoted Prices in	Other	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Assets
Treasury cash reserve securities	2,467,437	2,467,437	-	-
Auction rate preferred securities	2,370,646	-	-	2,370,646
Total assets measured at fair value	$4,838,083	$2,467,437	$-	$2,370,646

Liabilities
Derivative valuation (1)	$1,197,900	$-	$-	$1,197,900
Total liabilities measured at fair value	$1,197,900	$-	$-	$1,197,900

(1) See Note 5 for additional discussion.

The table below presents our assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as defined in SFAS 157 at March 31, 2009.  We classify financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model.

	Derivative	Auction Rate
	Valuation	Preferred
	Liability	Securities	Total
Balance at December 31, 2008	$(4,549,500)	$2,416,235	$(2,133,565)
Total gains or losses (realized and unrealized)
Included in net loss	3,351,600	-	3,351,600
Impairment valuation adjustment	-	-	-
Purchases, issuances, and settlements, net	-	(45,589)	(45,589)
Transfers to Level 3	-	-	-
Balance at March 31, 2009	$(1,197,900)	$2,370,646	$1,172,746

Money Market Funds and Treasury Securities

The money market funds and treasury cash reserve securities balances are classified as cash and cash equivalents on our consolidated balance sheet.

Auction Rate Preferred Securities

As of March 31 2009, we had investments in auction rate preferred securities (“ARPS”), which are classified as available-for-sale securities on our consolidated balance sheet and reflected at fair value.  Due to events in credit markets, the auction events for these instruments held by us failed during first quarter 2008.  Therefore, the fair values of these securities were estimated utilizing a discounted cash flow analysis of the estimated future cash flows for the ARPS as of March 31, 2009.  This analysis considers, among other items, the collateralization of the underlying security investments, the creditworthiness of the counterparty, the timing of expected future cash flows and the expectation of the next time the security is expected to have a successful auction or the security has been called by the issuer. As a result of this analysis at March 31, 2009 we recorded no impairment valuation adjustment.

The ARPS held by us at March 31, 2009, totaling $2,600,000 were in AAA rated funds.  Due to our belief that the market for these instruments may take in excess of twelve months to fully recover, we have classified these investments as non-current.  During the three months ended March 31, 2009, $50,000 of our $2,650,000 ARPS, held at December 31, 2008, were redeemed at 100% of their par value. As a result of this redemption we recorded a $4,411 gain on sale of securities held for sale and a net reduction of $45,589 in our securities available for sale.  As of March 31, 2008, we continue to earn interest on our ARPS under the default interest rate features of the ARPS.

As of March 31, 2008, as a result of a temporary decline in fair value of our ARPS, which we attributed to liquidity issues rather than credit issues, we recorded an unrealized loss of $560,187 to accumulated other comprehensive loss.  The ARPS held by the Company at March 31, 2008, totaling $11,039,813, were in AAA rated funds.  Due to the Company’s belief that the market for a portion of these instruments would take in excess of twelve months to fully recover, we classified $6,964,813 of these investments as noncurrent.  $4,075,000 of the ARPS were classified as current since there was a specific plan for redemption by the investments’ issuers within the next four months for this portion of ARPS.

At December 31, 2008 for the total ARPS balance of $2,650,00 held by the company we recorded an aggregate impairment valuation loss of $233,765, when the decrease in value was considered other than temporary.

Fair Value of Other Financial Instruments

The carrying amounts of our accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their immediate or short-term maturities.  The aggregate carrying amount of the notes payable approximates fair value as the individual notes bear interest at market interest rates and there hasn’t been a significant change in our operations and risk profile.

Note 8 – Interact Devices Inc. (IDI)

We began investing in and advancing monies to IDI in 2001.  IDI was developing technology which became CodecSys. On October 23, 2003, IDI filed for Chapter 11 Federal Bankruptcy protection. We desired that the underlying patent process proceed and that the development of CodecSys technology continue. Therefore, we participated in IDI’s plan of reorganization, whereby we would satisfy the debts of the creditors and obtain certain licensing rights.

On May 18, 2004, the debtor-in-possession’s plan of reorganization for IDI was confirmed by the United States Bankruptcy Court. As a result of this confirmation, we issued to the creditors of IDI approximately 111,842 shares of our common stock, valued at approximately $682,222, and assumed cash liabilities of approximately $312,768 to be paid over a 4-year period in exchange for approximately 50,127,218 shares of the common stock of IDI, which increased our aggregate common share equivalents to approximately 51,426,719 shares. During the year ended December 31, 2007 we satisfied our obligation to the creditors of IDI. Since May 18, 2004, we have advanced additional cash to IDI for the payment of operating expenses, which continues development of the CodecSys technology. As of March 31, 2009, we had advanced an aggregate amount of $2,253,612.

During the year ended December 31, 2008, we acquired 1,513,564 IDI common share equivalents in exchange for 99,731 shares of our common stock valued at $249,500 and a cash payment of $547 both of which were expensed to research and development. At December 31, 2008, we owned approximately 52,940,283 IDI common share equivalents, representing approximately 89% of the total outstanding IDI share equivalents.

During the three months ended March 31, 2009, we acquired 900,000 IDI common share equivalents in exchange for 60,000 shares of our common stock valued at $135,000 which was expensed to research and development. At March 31, 2009 we owned approximately 53,840,283 IDI common share equivalents, representing approximately 91% of the total outstanding IDI share equivalents.

Note 9 – Recent Accounting Pronouncements

In April 2009, the FASB released FASB Staff Position (“FSP”) SFAS 107-1 and Accounting Principles Board (APB) Opinion No. 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (SFAS 107-1 and APB 28-1).  This FSP amends FASB Statement No. 107, “Disclosures about Fair Values of Financial Instruments,” to require disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements.  The FSP also amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in all interim financial statements.  This proposal is effective for interim periods ending after June 15, 2009, but early adoption is permitted for interim periods ending after March 15, 2009.  The Company plans to adopt SFAS 107-1 and APB 28-1 and provide the additional disclosure requirements for second quarter 2009.

In April 2009, the FASB released FSP SFAS 157-4, “Determining Whether a Market Is Not Active and a Transaction Is Not Distressed” (SFAS 157-4).  This FSP provides additional guidance in determining whether a market for a financial asset is not active and a transaction is not distressed for fair value measurement purposes as defined in SFAS 157, “Fair Value Measurements.”  SFAS 157-4 is effective for interim periods ending after June 15, 2009, but early adoption is permitted for interim periods ending after March 15, 2009.  The Company plans to adopt the provisions of SFAS 157-4 during second quarter 2009, but does not believe this guidance will have a significant impact on the Company’s financial statements.

In April 2009, the FASB released FSP SFAS 115-2 and SFAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments.”  This proposal provides guidance in determining whether impairments in debt securities are other than temporary, and modifies the presentation and disclosures surrounding such instruments.  This FSP is effective for interim periods ending after June 15, 2009, but early adoption is permitted for interim periods ending after March 15, 2009.  The Company plans to adopt the provisions of this Proposed Staff Position during second quarter 2009, but does not believe this guidance will have a significant impact on the Company’s financial statements.

Note 10 – Supplemental Cash Flow Information

2009

During the three months ended March 31, 2009, we acquired 900,000 IDI common share equivalents in exchange for 60,000 shares of our common stock valued at $135,000 which was expensed to research and development

For the three months ended March 31, 2009 an aggregate non-cash expense of $1,131,159 was recorded for the accretion of the senior 6.25% convertible notes of $1,047,825 and the unsecured convertible note of $83,334.

For the three months ended March 31, 2009 we received $58,500 from the exercise of 50,000 warrants from one individual at an exercise price of $1.17 per share.

2008

During the three months ended March 31, 2008, we issued 160,000 shares of our common stock to a corporation to provide investor relations services for the Company. The value of these shares of $488,000 was recorded as a prepaid expense and will be recognized over the service periods as follows:

2008	$ 427,003
2009	60,997
$ 488,000

During the three months ended March 31, 2008, we issued 21,000 shares of our common stock pursuant to an existing consulting agreement to a corporation to provide investor relations services for the Company. The value of these shares of $54,600 was recorded in general and administrative expense.

On March 18, 2008, one of the institutional funds converted an aggregate of $54,505 of its convertible notes into 36,337 shares of our common stock resulting in an extinguishment of debt non-cash expense of $6,056 included as interest expense for the three months ended March 31, 2008.

During the three months ended March 31, 2008, we acquired 99,800 IDI common share equivalents in exchange for 6,667 shares of our common stock valued at $19,667 which was expensed to research and development

For the three months ended March 31, 2008, an aggregate non-cash expense of $1,131,916 was recorded for the accretion of i) the senior 6% convertible notes of $757 (ii) the unsecured convertible note of $83,334 and (iii) $1,047,825 for the senior secured 6.25% Convertible note, as interest expense.

The Company paid no cash for income taxes during the quarters ended March 31, 2009 and 2008.

The Company paid $239 and $1,108 for interest expense during the three months ended March 31, 2009 and March 31, 2008, respectively.

Note 11 – Subsequent  Events

On April 13, 2009, we issued 60,000 shares of our common stock to an individual in exchange for 900,000 share equivalents of IDI.

Item 2.     MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Note Regarding Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risk and uncertainties.  Any statements about our expectations, beliefs, plans, objectives, strategies or future events or performance constitute forward-looking statements.  These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend” and similar words or phrases.  Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied therein.  All forward-looking statements are qualified in their entirety by reference to the factors discussed in this report and to the risk factors discussed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, as follows:

•

dependence on commercialization of our CodecSys technology;

•

our need and ability to raise sufficient additional capital;

•

our continued losses;

•

restrictions contained in our outstanding convertible notes;

•

general economic and market conditions;

•

ineffective internal operational and financial control systems;

•

rapid technological change;

•

intense competitive factors;

•

our ability to hire and retain specialized and key personnel;

•

dependence on the sales efforts of others;

•

dependence on significant customers;

•

uncertainty of intellectual property protection;

•

potential infringement on the intellectual property rights of others;

•

factors affecting our common stock as a “penny stock;”

•

extreme price fluctuations in our common stock;

•

price decreases due to future sales of our common stock;

•

future shareholder dilution; and

•

absence of dividends.

Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statement.  Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of future events or developments.  New factors emerge from time to time, and it is not possible for us to predict which factors will arise.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Critical Accounting Policies

The preparation of financial statements in conformity with U.S. GAAP requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our assumptions and estimates, including those related to recognition of revenue, valuation of investments, valuation of inventory, valuation of intangible assets, valuation of derivatives, measurement of stock-based compensation expense and litigation. We base our estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We discuss our critical accounting policies in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2008. Except for the critical accounting policy set forth below entitled “Valuation of Investments,” there have been no other significant changes in our critical accounting policies or estimates since those reported in our Annual Report.

Valuation of Investments

As discussed in Note 7 to the unaudited condensed consolidated financial statements, we adopted the provisions of SFAS 157 effective January 1, 2008.  In valuing our investments, we predominantly use market data or data derived from market sources. When market data is not available, such as when the investment is illiquid, we utilize a discounted cash flow analysis to arrive at the recorded fair value. This process involves incorporating our assumptions about the anticipated term and the yield that a market participant would require to purchase the security in the marketplace. We utilized unobservable (Level 3) inputs in determining the fair value of our auction rate preferred securities, which totaled $2,370,646 at March 31, 2009.

Our auction rate preferred securities are classified as available-for-sale securities and reflected at fair value.  In prior periods, due to the auction process which took place every 7-30 days for most securities, quoted market prices were readily available, which would qualify as Level 1 under SFAS 157.  However, due to events in credit markets during 2008, the auction events for most of these instruments failed, and, therefore, we have determined the estimated fair values of these securities utilizing a discounted cash flow analysis as of March 31, 2009.  This analysis considers, among other items, the collateralization of the underlying securities, the expected future cash flows and the expectation of the next time the security is expected to have a successful auction.  These securities were also compared, when possible, to other observable market data with similar characteristics to the securities held by us.  Due to these events, we reclassified these instruments as Level 3 during 2008 and recorded a permanent decline in fair value of $233,765 as of December 31, 2008. No change was made in the valuation as of March 31, 2009, but the amount changed due to the redemption of $50,000 of these securities in the three months ended March 31, 2009 and a $4,411 gain on the sale of securities was recorded and the carrying value was reduced by $45,589. We believe we have sufficient cash and cash equivalents available at March 31, 2009 to allow us sufficient time for the securities to return to full value.  We will re-evaluate each of these factors as market conditions change in subsequent periods.

Executive Overview

The current economic downturn and uncertainty in the financial markets in the U.S. and internationally may adversely affect our business, financial results and our liquidity. If economies remain unstable or weaken, or if businesses or consumers perceive that these economic conditions may continue or weaken, we may experience declines in the sales or renewals as customers delay or defer buying or reduce their level of spending activity. Moreover, these economic conditions and uncertain financial markets have caused companies across many of the industries we serve, particularly in the financial services and retail sectors, to experience downturns in their businesses, which may cause our customers in these industries to reduce the level of services they purchase from us. Additionally, we may experience increased difficulty in obtaining financing in the future, which could negatively impact our ability to pursue our business and development of CodecSys products. As a result, we cannot predict what impact the current economic downturn and uncertainty of the financial markets will have on our business, but expect that such events may have an adverse effect on our business, financial results and liquidity in the current quarter and future periods, including the remainder of 2009.

On November 15, 2007, we entered into a two-year license agreement with IBM pursuant to which we will license our patented CodecSys technology for use by IBM in video encoders that IBM intends to manufacture and sell.

The initial IBM video encoder was sold in the three months ended March 31, 2009 and we recorded license revenue of $16,666 on the sale.  In addition, we received $5,000 of license revenue from the sale of additional products sold by a licensee of the CodecSys technology. The IBM agreement was our first significant license of the CodecSys technology for use in a commercial application.  We believe this agreement may hold substantial revenue opportunities for our business.  Sales activities with respect to products incorporating our CodecSys technology have commenced with the initial sales referenced above.  We have in addition entered into two distributor agreements with foreign distributors, who have commenced sales efforts

During the quarter ended March 31, 2009, our revenues decreased by 215% compared to the same quarter in 2008. This decrease resulted primarily from customer contracts that were either not renewed or were completed, as discussed below. Net cash used for operations in the three months ended March 31, 2009 increased compared to the three months ended March 31, 2008 by 8%.  Until cash from operations is sufficient to cover all corporate expenses, we will continue to deplete our available cash and increase our need for future equity and debt financing.

Results of Operations for the Three Months ended March 31, 2009 and March 31, 2008

Revenues

The Company generated $376,089 in revenue during the three months ended March 31, 2009.  During the same three-month period in 2008, the Company generated revenue of $1,187,392.  The decrease in revenue of $811,303 or approximately 215% was due primarily to the nonrenewal of two customer contracts and completion of work for another customer.  The reduction in revenue for these three customers accounted for $693,559 of the total reduction in revenue for the three months ended March 31, 2009 compared to revenue for the three months ended March 31, 2008.  The remainder of the decrease in revenues was spread over many customers for which the Company performed significantly less installation work and other services in the three months ended March 31, 2009 than it did for those customers in the first quarter of 2008.

The Company's three largest customers’ sales revenues accounted for approximately 43% and 59% of total revenues for the quarters ended March 31, 2009 and 2008, respectively.  The three largest customers in 2008 are not the three largest customers in 2009.  Any material reduction in revenues generated from any one of its largest customers could harm the Company’s results of operations, financial condition and liquidity.

Cost of Revenues

Costs of Revenues decreased by approximately $640,768 to $419,476 for the three months ended March 31, 2009, from $1,060,244 for the three months ended March 31, 2008.  The decrease was due to decreased activity in installation of equipment, which resulted in a decrease in the costs related to such installation services for all the Company’s customers of $294,963. There was not a decrease in the cost of equipment relative to the sales price of equipment sold, but just a decrease in the amount of installations performed and the general operations department costs also decreased by approximately $176,150 due to the decrease in installation activity. In addition, satellite distribution costs decreased by $171,864, which was primarily the result of one customer no longer receiving services from us.

Expenses

General and Administrative expenses for the three months ended March 31, 2009 were $1,058,239 compared to $1,534,181 for the three months ended March 31, 2008.  The decrease of approximately $475,942 resulted primarily from a decrease in expenses incurred for outside consultants of $600,603 and a decrease in bad debt expense of $70,417 partially offset by an increase in expenses of $135,000 resulting from the purchase of minority interests in one of our subsidiaries and an increase in legal expenses of $61,781. Research and development in process increased by $228,216 for the three months ended March 31, 2009 to $1,002,003 from $773,787 for the three months ended March 31, 2008 and depreciation expense increased by $107,319 in the same period.  These increases resulted primarily from increased development staff and related expenses of the development activity and the purchase of equipment used in the development activity.

Interest Expense

For the three months ended March 31, 2009, the Company incurred interest expense of $1,602,378 compared to interest expense for the three months ended March 31, 2008 of $1,501,792.  The increase of $100,586 resulted primarily from the Company electing to capitalize interest expense on our 6.25% senior secured convertible note, calculated at 9% for the quarter, rather than paying the 6.25% interest in cash. The interest expense recorded consisted of interest of $1,131,916 recorded to account for the accretion of note liability on our balance sheet, capitalized interest on our 6.25% senior secured convertible note of $337,500 and amortization of debt offering costs of $114,750.

Net Loss

The Company realized a net loss for the three months ending March 31, 2009 of $648,048 compared with net income for the three months ended March 31, 2008 of $2,158,983. The decrease in net income of $2,807,031 was primarily the result of a decrease in derivative valuation gain of $2,657,463, which resulted primarily from valuation of our 6.25% senior secured convertible note.  Revenues decreased as described above and gross margin from work performed also decreased by $170,535 and interest income decrease by $153,759, which also contributed to the decreased net income.

Liquidity and Capital Resources

At March 31, 2009, we had cash of $2,830,283, total current assets of $3,302,849, total current liabilities of $3,171,111 and total stockholders' deficit of $3,725,964.  Included in current liabilities is $1,197,900, which relates to the value of the embedded derivatives for the 6.25% senior secured convertible note and related warrants and the unsecured convertible note and warrants. Our current liabilities, without considering the derivative liability, were $1,973,211.

As of March 31, 2009, we held approximately $2,600,000 of auction rate preferred securities, valued at $2,370,646 and classified as long-term investments. Beginning in February 2008, many of these auction rate preferred securities became illiquid because their scheduled auctions failed to settle. During the second quarter 2008, $8,800,000 of the $11,600,000 auction rate preferred securities held at March 31, 2008 were liquidated at par, with the Company not sustaining any losses. However, we may have limited or no opportunities to liquidate the remaining auction rate investments and fully recover their stated value in the near term. An auction failure occurs when the parties wishing to sell securities at auction cannot effect a sale. When an auction fails, the affected securities begin to pay interest under their default interest rate terms. As a result of this illiquidity caused by the lack of an active market, these investments were classified as non-current.   Although approximately 80% of our investments have been redeemed by the issuers, none of the issuers of the auction rate preferred securities still held by us have announced a definitive plan for redemption of the remainder of the securities in the near term.  We borrowed $1,400,000 from the company that sold us the auction rate preferred securities using the auction rate preferred securities as collateral.  A permanent loss of $233,765 was recorded at December 31, 2008. No change was made in the temporary unrealized loss for the period ending March 31, 2009, but the amount changed due to the redemption of $50,000 of these securities in the three months ended March 31, 2009 and a $4,411 gain on the sale of securities was recorded and the carrying value was reduced by $45,589.   We utilized a discounted cash flow analysis in determining the fair value of these securities, which used significant unobservable inputs at March 31, 2009.

All of our remaining auction rate preferred securities are currently rated AAA, the highest rating given by a rating agency. We believe we will ultimately be able to liquidate these investments without significant loss through successful auctions or redemptions of securities by the issuers. However, it could take a long period of time to realize the investments’ full value for a portion of the investments. Based on our expected operating cash flows and the current illiquidity of the $2,600,000, less the loan proceeds of $1,400,000, the lack of liquidity of these investments may adversely affect our operations if we do not increase our sales or find other sources of capital.

We experienced negative cash flow used in operations during the three months ended March 31, 2009 of $2,028,899 compared to negative cash flow used in operations for the three months ended March 31, 2008 of $1,878,480.  The negative cash flow was met by cash reserves.  We expect to continue to experience negative operating cash flow as long as we continue our technology development program or until we begin to receive licensing revenue from licenses of our CodecSys technology or increase sales in our network division to new or existing customers.

On December 24, 2007, we entered into a securities purchase agreement in which we raised $15,000,000 (less $937,000 of prepaid interest and $1,377,000 of related costs including commissions).  We are using the proceeds from this financing to support our CodecSys commercialization and development and for general working capital purposes.  The senior secured convertible note is due December 21, 2010 and bears interest at 6.25% per annum.  Interest for the first year was prepaid at closing.  Interest-only payments thereafter in the amount of $234,375 are due quarterly and commenced in April 2009.  Interest payments may be made through issuance of common stock in certain circumstances or through capitalizing the interest, which is the option we elected for the payment due in April 2009.  The note is convertible into 2,752,294 shares of our common stock at a conversion price of $5.45 per share, convertible any time during the term of the note.  We have granted a first priority security interest in all of our property and assets and of our subsidiaries to secure our obligations under the note and related transaction agreements.

In connection with the financing, the senior secured convertible note holder received warrants to acquire 1,875,000 shares of our common stock exercisable at $5.00 per share.  The warrants are exercisable any time for a five-year period beginning on the date of grant.  We also issued to the convertible note holder 1,000,000 shares of our common stock valued at $3,750,000 and incurred an additional $1,377,000 for commissions, finders fees and other transaction expenses, including the grant of a three-year warrant to purchase 112,500 shares of our common stock to a third party at an exercise price of $3.75 per share, valued at $252,000.  A total of $1,377,000 was included in debt offering costs and is being amortized over the term of the note. See note 6 of our condensed consolidated financial statements included elsewhere in this report.

The $5.45 conversion price of the senior secured convertible note and the $5.00 exercise price of the warrants are subject to adjustment pursuant to standard anti-dilution rights.  These rights include (i) equitable adjustments in the event we effect a stock split, dividend, combination, reclassification or similar transaction; (ii) “weighted average” price protection adjustments in the event we issue new shares of common stock or common stock equivalents in certain transactions at a price less than the then current market price of our common stock; and (iii) “full ratchet” price protection adjustments in the event we issue new shares of common stock or common stock equivalents in certain transactions at a price less than $5.45 per share.

The senior secured convertible note contains a prepayment provision allowing us to prepay, in certain limited circumstances, all or a portion of the note.  The portion of the note subject to prepayment must be purchased at a price equal to the greater of (i) 135% of the amount to be purchased and (ii) the company option redemption price, as defined in the note.  Even if we elect to prepay the note, the note holder may still convert any portion of the note being prepaid pursuant to the conversion feature thereof.

We also entered into a registration rights agreement with the holder of the senior secured convertible note pursuant to which we agreed to provide certain registration rights with respect to the shares of common stock, the shares of common stock issuable upon conversion of the note, the shares of common stock issuable as interest shares under the note and shares of common stock issuable upon exercise of the warrant under the Securities Act of 1933, as amended (the “Securities Act”).  The holder is entitled to demand registration of the above-mentioned shares of common stock after six months from the closing of the securities purchase agreement in certain circumstances.

The securities purchase agreement under which the senior secured convertible note and related securities were issued contains, among other things, covenants that may restrict our ability to obtain additional capital, to declare or pay a dividend or to engage in other business activities.  A breach of any of these covenants could result in a default under our senior secured convertible note, in which event the holder of the note could elect to declare all amounts outstanding to be immediately due and payable, which would require us to secure additional debt or equity financing to repay the indebtedness or to seek bankruptcy protection or liquidation.  The securities purchase agreement provides that we cannot do any of the following without the prior written consent of the holder:

•

directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, our common stock;

•

issue any additional notes or issue any other securities that would cause a breach or default under the senior secured convertible note;

•

issue or sell any rights, warrants or options to subscribe for or purchase common stock or directly or indirectly convertible into or exchangeable or exercisable for common stock at a price which varies or may vary with the market price of the common stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable conversion price with respect to the common stock into which any note is convertible or the then applicable exercise price with respect to the common stock into which any warrant is exercisable;

•

enter into or affect any dilutive issuance (as defined in the note) if the effect of such dilutive issuance is to cause us to be required to issue upon conversion of any note or exercise of any warrant any shares of common stock in excess of that number of shares of common stock which we may issue upon conversion of the note and exercise of the warrants without breaching our obligations under the rules or regulations of the principal market or any applicable eligible market;

•

liquidate, wind up or dissolve (or suffer any liquidation or dissolution);

•

convey, sell, lease, license, assign, transfer or otherwise dispose of all or any substantial portion of our properties or assets, other than transactions in the ordinary course of business consistent with past practices, and transactions by non-material subsidiaries, if any; or

•

cause, permit or suffer, directly or indirectly, any change in control transaction as defined in the senior secured convertible note.

On November 2, 2006, we closed on a convertible note securities agreement dated October 28, 2006 with an individual that provided we issue to the convertible note holder (i) an unsecured convertible note in the principal amount of $1,000,000 representing the funding received by us from an affiliate of the convertible note holder on September 29, 2006, and (ii) four classes of warrants (A warrants, B warrants, C warrants and D warrants) which gave the convertible note holder the right to purchase a total of 5,500,000 shares of our common stock as described below.  The unsecured convertible note is due October 16, 2009 and bears an annual interest rate of 5%, payable semi-annually in cash or in shares of our common stock if certain conditions are satisfied.  The unsecured convertible note is convertible into shares of our common stock at a conversion price of $1.50 per share, convertible any time during the term of the note, and is subject to standard anti-dilution rights.

The original expiration date of the A Warrants and the B Warrants was to be one year after the effective date of a registration statement filed under the Securities Act registering the subsequent sale of shares received from exercise of the A warrants and B warrants, but was extended in connection with the exchange agreement described below.  The A warrants granted the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.60 per share and the B warrants granted the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.75 per share.  On December 3, 2008, all of the then unexercised A Warrants, which totaled 231,600 warrants, and all of the B Warrants expired unexercised.  The convertible note holder also received C warrants to purchase 2,000,000 shares of common stock and D warrants to purchase 2,000,000 shares of common stock, all of which have been cancelled as discussed below.

In October 2007, we entered into an exchange agreement with the convertible note holder.  Pursuant to the exchange agreement, we cancelled the C warrant holder’s right to acquire up to 2,000,000 shares of our common stock at $2.10 per share and the D warrant holder’s right to acquire up to 2,000,000 shares of our common stock at $3.00 per share in exchange for the issuance of 650,000 shares of our common stock.  At this time, the convertible note holder has no warrants to acquire shares of our common stock.

We have recently secured an additional customer that has the potential to partially replace the revenues lost from two of our three largest customers in 2008, but we do not yet know the extent of the work or services that we will be providing for this customer and to date the revenues have been immaterial.  We anticipate that our negative cash flow will diminish as our new customers make projects and equipment available and as we are able to perform under their respective contracts.

Our monthly operating expenses, including our CodecSys technology research and development expenses, currently exceed our monthly net sales by approximately $600,000 per month.  Given this operating deficit, we estimate that our currently available capital resources will be exhausted in approximately 6 to 8 months if our current operations remained relatively constant.  We do not anticipate, however, that our operations will continue without material change in the near-term.  Specifically, management expects we will commence sales of our CodecSys CE 1000 and CE 100 products and derive increased revenue from our recently acquired Fortune 50 client.  We received our first licensing revenues from CodecSys products of approximately $22,000 in the three months ended March 31, 2009. We are also pursuing debt and equity financing from various sources.  To the extent sales and new financing expectations do not materialize, we intend to decrease operating expenses in order to preserve and extend our existing cash resources.  The foregoing estimates, expectations and forward-looking statements are subject to change as we make strategic operating decisions from time to time and as our expenses and sales fluctuate from period to period.

The amount of our operating deficit could decrease or increase significantly depending on strategic and other operating decisions, thereby affecting our need for additional capital.  We expect our operating expenses will continue to outpace our net sales until we are able to generate additional revenue.  Our business model contemplates that sources of additional revenue include (i) sales from our private communication network services, (ii) sales resulting from new customer contracts, and (iii) sales, licensing fees and/or royalties related to commercial applications of our CodecSys technology, including from our IBM license agreement.

Our long-term liquidity is dependent upon execution of our business model and the realization of additional revenue and working capital as described above, and upon capital needed for continued commercialization and development of the CodecSys technology.  Commercialization and future applications of the CodecSys technology are expected to require additional capital estimated to be approximately $2.0 million annually for the foreseeable future.  This estimate will increase or decrease depending on specific opportunities and available funding.

To date, we have met our working capital needs primarily through funds received from sales of our common stock and from convertible debt financings.  Until our operations become profitable, we must continue to rely on external funding.  We expect additional investment capital to come from (i) the exercise of outstanding warrants to purchase our capital stock currently held by existing warrant holders; (ii) additional private placements of our common stock with existing and new investors; and (iii) the private placement of other securities with institutional investors similar to those institutions that have provided funding in the past.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Item 3.  Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.  We do not issue financial instruments for trading purposes or have any derivative financial instruments.  As discussed above, however, the embedded conversion features and prepayment options of our convertible notes and our related warrants are deemed to be derivatives and are subject to quarterly “mark-to-market” valuations.

We have investments in auction rate preferred securities, which are classified as available-for-sale securities and reflected at fair value.  Approximately 80% of our auction rate preferred securities have been redeemed by the issuers at par.  The remaining amount of these securities, which are approximately $2,600,000, we have classified as non-current assets in the unaudited Condensed Consolidated Balance Sheet as of March 31, 2009 and valued them at $2,370,646. For a complete discussion on auction rate preferred securities, including our methodology for estimating their fair value, see Note 7 to the unaudited condensed consolidated financial statements.

Our cash and cash equivalents are also exposed to market risk.  However, because of the short-term maturities of our cash and cash equivalents, we do not believe that an increase in market rates would have any significant impact on the realized value of our cash and cash equivalent investments.  We currently do not hedge interest rate exposure and are not exposed to the impact of foreign currency fluctuations.

Item 4.  Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended.  Our disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosures.

As required by Rule 13a-15(b) of the Exchange Act, we conducted an evaluation, under the supervision of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of March 31, 2009.  Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective as of March 31, 2009.

Changes in Internal Control over Financial Reporting

During the most recent fiscal quarter covered by this report, we made no changes in our internal control over financial reporting.

Important Considerations

The effectiveness of our disclosure controls and procedures and our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the soundness of our systems, the possibility of human error, and the risk of fraud.  Moreover, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions and the risk that the degree of compliance with policies or procedures may deteriorate over time.  Because of these limitations, there can be no assurance that any system of disclosure controls and procedures or internal control over financial reporting will be successful in preventing all errors or fraud or in making all material information known in a timely manner to the appropriate levels of management.

Part II – Other Information

Item 1.

  Legal Proceedings

We have been named as a defendant in a lawsuit containing certain breach of contract claims.  The plaintiff alleges damages in the amount of $120,000 plus warrants to acquire 120,000 shares of our common stock at an exercise price of $3.25 per share.  We believe these claims are meritless and intend to defend the lawsuit vigorously.  To the knowledge of management, no other litigation has been filed or threatened.

Item 1A. Risk Factors

There have been no material changes in risk factors from those described in our Annual Report on Form 10-K for the year ended December 31, 2008.

Item 2.

  Unregistered Sales of Equity Securities and Use of Proceeds

On April 13, 2009, we issued 60,000 shares of our common stock to one individual in exchange for 900,000 shares of common stock of one of our subsidiaries.  The individual is an accredited investor and was fully informed concerning his investment.  In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Sections 4(2) and 4(6) thereof.

Item 3.  Defaults Upon Senior Securities

None.

Item 4.

 Submission of Matters to Vote of Security Holders.

 (a)

None.

(b)

None.

(c)

None.

Item 5.

 Other Information

(a) None.

Item 6.

 Exhibits

Exhibit Number	Description of Document
3.1

Amended and Restated Articles of Incorporation of Broadcast International.   (Incorporated by reference to Exhibit No. 3.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the SEC on November 14, 2006.)

3.2

Amended and Restated Bylaws of Broadcast International.  (Incorporated by reference to Exhibit No. 3.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the SEC on November 14, 2006.)

4.1

Specimen Stock Certificate of Common Stock of Broadcast International.  (Incorporated by reference to Exhibit No. 4.1 of the Company's Registration Statement on Form SB-2, filed under cover of Form S-3, pre-effective Amendment No. 3 filed with the SEC on October 11, 2005.)

10.1*

Employment Agreement of Rodney M. Tiede dated April 28, 2004.  (Incorporated by reference to Exhibit No. 10.1 of the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004 filed with the SEC on May 12, 2004.)

10.2*

Broadcast International 2004 Long-Term Incentive Plan.  (Incorporated by reference to Exhibit No. 10.4 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003 filed with the SEC on March 30, 2004.)

10.3

Securities Purchase Agreement dated October 28, 2006 between Broadcast International and Leon Frenkel.  (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2006.)

10.4

5% Convertible Note dated October 16, 2006 issued by Broadcast International to Leon Frenkel.  (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2006.)

10.5

Registration Rights Agreement dated October 28, 2006 between Broadcast International and Leon Frenkel.  (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2006.)

10.6

Securities Purchase Agreement dated as of December 21, 2007, by and among Broadcast International and the investors listed on the Schedule of Buyers attached thereto. (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2007.)

10.7

Registration Rights Agreement dated as of December 21, 2007, by and among Broadcast International and the buyers listed therein.  (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2007.)

10.8

6.25% Senior Secured Convertible Promissory Note dated December 21, 2007 issued to the holder listed therein.  (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2007.)

10.9

Warrant to Purchase Common Stock dated December 21, 2007 issued to the holder listed therein.  (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2007.)

10.10

Security Agreement dated as of December 21, 2007, made by each of the parties set forth on the signatures pages thereto, in favor of the collateral agent listed therein.  (Incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2007.)

14.1	Code of Ethics. (Incorporated by reference to Exhibit No. 14 of the Company’s Annual Report on Form 10-KSB filed with the SEC on March 30, 2004.)
21.1	Subsidiaries. (Incorporated by reference to Exhibit No. 21.1 of the Company’s Annual Report on Form 10-KSB filed with the SEC on April 1, 2005.)
31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*   Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Broadcast International, Inc.

Date: May 5, 2009

            /s/ Rodney M. Tiede

By:  Rodney M. Tiede

Its:  President and Chief Executive Officer (Principal Executive Officer)

Date: May 5, 2009

            /s/ James E. Solomon

By: James E. Solomon

Its: Chief Financial Officer (Principal Financial and Accounting Officer)